UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2012

United Parcel Service, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15451	58-2480149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Glenlake Parkway, N.E., Atlanta, Georgia		30328
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (404) 828-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 26, 2012, the Board of Directors of United Parcel Service, Inc. (the “Company”) appointed Kevin M. Warsh to serve as an independent director of the Company. Mr. Warsh also was appointed to serve on the Audit Committee. He will stand for election at the annual meeting of shareowners in May 2013.

Mr. Warsh, 42, was a member of the Board of Governors of the Federal Reserve. He currently serves as a distinguished visiting fellow at Stanford University’s Hoover Institution and a lecturer at its Graduate School of Business. He served four years at the White House as President George W. Bush’s special assistant for economic policy and as executive secretary of the National Economic Council.

A native of upstate New York, Mr. Warsh earned his A.B. in public policy from Stanford and J.D. from Harvard Law School. After graduation in 1995, he joined Morgan Stanley & Co. in New York, becoming vice president and executive director of the company’s Mergers and Acquisitions Department.

He joined the White House in February 2002, where his primary areas of responsibility included domestic finance, capital markets and the macro economy.

In February 2006, Mr. Warsh was confirmed by the U.S. Senate to join the Federal Reserve’s seven-member governing board, becoming the youngest appointee in Fed history at age 35. He focused on financial and economic developments and the conduct of monetary policy. Mr. Warsh played a significant role in navigating the financial market turmoil amid the global financial crisis. He also served as the Fed’s representative to the Group of Twenty, the world’s largest 20 economies, and as its emissary to the emerging and advanced economies in Asia until his departure in April 2011.

Mr. Warsh’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors as described in the Company’s definitive proxy statement filed on March 12, 2012. Other than the standard compensation arrangements, there are no arrangements or understandings between Mr. Warsh and any other person pursuant to which he was appointed as a director. Mr. Warsh is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.

Date: July 26, 2012	By:	/s/ Teri P. McClure
		Name:	Teri P. McClure
		Title:	Senior Vice President, General Counsel and Secretary

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